Exhibit 99.1


AmeriVest Brochure:
03/23/00

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-    Incorporated  in 1993,  AmeriVest  Properties Inc has acquired a variety of properties in several geographic areas creating a valuable, consistently performing real estate portfolio that has returned consecutive quarterly dividends since becoming a public company. Presently, AmeriVest owns 20 office properties and four self-storage properties.

Background

     AmeriVest is pursuing an acquisition and development strategy to become the premier office REIT specializing in multi-tenant office buildings with an average tenant size of 2,500 - 3,000 square feet. Smaller average tenant size buildings serve more than 97% of the potential tenants in the United States office market. It is here where our management team has developed an expertise for adding value and where, we believe, our focused efforts provide the highest total returns to our stockholders

     Through proper staffing and efficient management systems specifically tailored to this tenant base, we have been able to address the distinct needs and requirements of this unique market. While many large institutional investors avoid such properties, we concentrate on them almost exclusively. This allows us to manage at high levels of profitability and tenant satisfaction.

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-    Mission Statement:

     The future of America's economic growth is clearly within its small and mid-sized businesses. AmeriVest Properties acquires, develops and operates multi-tenant office properties in select high-growth markets serving these businesses. Our target properties combine efficient physical design with current generation technology and our management responds quickly and creatively to tenant needs. In this manner we strive to outperform our competition, generate superior returns for our shareholders and build long-lasting customer loyalty.

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Moving Forward

- Demand for office space will continue to grow as the service economy continues to grow. We have focused our investments in smaller-average-tenant-sized buildings. These properties are designed to serve the large majority of the potential tenants in the United States' office market but have been historically under-served by the nation's REITs. By focusing on this market in the New Economy, we feel confident that we will be able to provide an attractive total return to our stockholders.

               [Graph omitted here with the following data points:

       1997:                      1998:                      1999:

       Office:         36%        Office:          56%       Office:         72%

       Storage:        54%        Storage:         38%       Storage:        24%

       Industry:       10%        Industry:         6%       Industry:       4%]

     AmeriVest will continue acquiring and developing office properties thereby broadening our asset base serving our multi-tenant customer while focusing on our product type.

Annual Revenues

- Our annual revenues have grown exceptionally since our inception. In four years, we have been able to more than triple our yearly revenues from less than $2 million in 1996 to almost $6 million in 1999. As we adapt and change with market fluctuations, we feel confident that we will continue to grow in the years to come.

[Graph omitted here with the following data points:

     1996:        1.2 Million
     1997:        2.5 Million
     1998:        3.8 Million
     1999:        5.98 Million]

Financial Strength

- Our operating cash flow (Funds From Operations) has improved dramatically since our inception as we generate more income from our properties. From less than $200,000 in 1996, AmeriVest has increased operating cash flow to more than $1.3 million in 1999, a seven-fold gain. As we generate increasing annual revenues, we anticipate benefiting from the corresponding operating cash flow which will be used to further grow and expand.

[Graph omitted here with the following data points:

     1996:        $166,000
     1997:        $450,000
     1998:        $755,000
     1999:        $1,330,000]

Consistent Returns

- Our success is your success. Our dividend history has continued an upward trend and our stockholders have enjoyed steady returns over the past four years. We will continue to work towards profitable acquisitions and developments and will endeavor to maintain our steady dividend history.

     [Graph omitted here with the following data points:

     1997:        $0.45
     1998         $0.465
     1999:        $0.48]

     AmeriVest is making money for you.

Strong Market History

- Our stability and performance have consistently beaten industry benchmarks and have enabled us to offer impressive total returns.

      [Graph omitted here with the following data points:

        Bottom Line                          Total Return to Shareholders*
                           AmeriVest %         Industry %              S&P 500%
        1 Year                 25.1               -3.5                   20.7
        3 Year Avg.            21.6               -0.3                   27.5
        5 Year Avg.       Not Applicable           8.8                  28.5]

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     Source:  Morningstar, Inc.  (Morningstar.com) as of 1/1/00.
     * Total return based on stock price appreciation and reinvestment of all dividends.


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           AmeriVest Properties Inc...Helping to define the new era of
                          Real Estate Investment Trusts